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                                                                      EXHIBIT 3


                             A+ COMMUNICATIONS INC.

                              INDEMNITY AGREEMENT


     THIS AGREEMENT, dated as of October ___, 1995, by and between A+ COMMUNICATIONS INC., a Tennessee corporation ("A+"), and
_______________________ (the "Indemnitee").

                                  WITNESSETH:

     WHEREAS, A+ and Network Paging Corporation, a Florida corporation ("Network"), have entered into that certain Agreement and Plan of Merger (the "Merger Agreement"), dated as of June 4, 1995, which provides for the merger of Network with and into A+, with A+ being the surviving corporation (the "Surviving Corporation"); and

     WHEREAS, the Indemnitee is willing to serve as a director and/or officer of the Surviving Corporation if the Indemnitee is adequately protected against the risks associated with such service.

     NOW, THEREFORE, in consideration of the premises and of the mutual agreements hereinafter set forth, the parties hereto agree as follows:

     1.        INDEMNIFICATION.

     The Surviving Corporation shall pay on behalf of the Indemnitee and the Indemnitee's executors, administrators or assigns, any amount which the Indemnitee is or becomes legally obligated to pay as a result of any actual or threatened claim or claims made against the Indemnitee by reason of the fact that the Indemnitee served or is serving as a director or officer of the Surviving Corporation or because of any actual or alleged breach of duty, neglect, error, misstatement, misleading statement, omission or other act done, or suffered or wrongfully attempted by the Indemnitee in the Indemnitee's capacity as a director or officer of the Surviving Corporation. The payments that the Surviving Corporation will be obligated to make hereunder shall include (without limitation) damages, judgments, penalties, fines, settlements, costs and expenses of investigation, costs and expenses of defense of legal actions, claims and proceedings and appeals therefrom, and costs of attachments and similar bonds; provided, however, that the Surviving Corporation shall not be obligated to pay fines or other obligations or fees imposed by law or otherwise that it is prohibited by applicable law from paying as indemnity.
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     2.        ADVANCEMENT OF EXPENSES.

     Cost and expenses (including, without limitation, attorneys' fees) incurred by the Indemnitee in defending or investigating any actual or threatened action, suit, proceeding or claim shall be paid by the Surviving Corporation in advance of the final disposition of such matter assuming the conditions set forth in Section 48-18-504 of the Tennessee Business Corporation Act are met.

     3.        ENFORCEMENT OF RIGHTS.

     If a claim under this Agreement is not paid by or on behalf of the Surviving Corporation within thirty (30) days after a written claim has been received by the Surviving Corporation, the Indemnitee may at any time thereafter bring suit against the Surviving Corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the Indemnitee shall also be entitled to be paid the expense of prosecuting such claim.

     4.        SUBROGATION.

     In the event of payment under this Agreement, the Surviving Corporation shall be subrogated to the extent of such payment to all of the rights of recovery of the Indemnitee, who shall execute all papers required and shall do everything that may be necessary to secure such rights, including the execution of such documents necessary to enable the Surviving Corporation effectively to bring suit to enforce such rights.

     5.        CLAIMS EXCLUDED.

     The Surviving Corporation shall not be liable under this Agreement to make any payment in connection with any claim made against the Indemnitee:

     (a) For which payment is actually made to the Indemnitee under an insurance policy maintained by the Surviving Corporation, except in respect to any excess beyond the amount of payment under such insurance;

     (b) For which the Indemnitee is indemnified by the Surviving Corporation otherwise than pursuant to this Agreement;

     (c) If any judgment or other final adjudication adverse to the Indemnitee establishes his liability for (i) any breach of the duty of loyalty to the Surviving Corporation or its stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law or (iii) unlawful distributions under Section 48-18-304 of the Tennessee Business Corporation Act;

     (d) In any proceeding by or in the right of the Surviving Corporation against such Indemnitee;
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     (e)       In any proceeding charging improper personal benefit to the
Indemnitee, whether or not involving action in the Indemnitee's official capacity wherein the Indemnitee was adjudged to be liable on the basis that personal benefit was improperly received; or

     (f) For an accounting of profits made from the purchase or sale by the Indemnitee of securities of the Surviving Corporation within the meaning of
Section 16(b) of the Securities Exchange Act of 1934, as amended.

     6.        NOTICE.

     The Indemnitee, as a condition precedent to his right to be indemnified under this Agreement, shall give to the Surviving Corporation notice in writing as soon as practicable of any claim made against him for which indemnity will or could be sought under this Agreement. Notice to the Surviving Corporation shall be directed to A+ Network, Inc., 2416 Hillsboro Road, Nashville, Tennessee 37212, Attention: Chief Executive Officer (or such other address as the Surviving Corporation shall designate in writing to the Indemnitee).
Notice shall be deemed received if sent by prepaid mail properly addressed, the date of such notice being the date postmarked. In addition, the Indemnitee shall give the Surviving Corporation such information and cooperation as it may reasonably require and as shall be within the Indemnitee's power.

     7.        NON-EXCLUSIVITY OF RIGHTS.

     Nothing herein shall be deemed to diminish or otherwise restrict the Indemnitee's right to indemnification under any provision of the Surviving Corporation's Charter or Bylaws or the laws of the State of Tennessee.

     8.        CONTINUED SERVICE.

     The Indemnitee agrees to serve as a director and/or officer of the Surviving Corporation to the best of the Indemnitee's ability until the expiration or earlier termination of the Indemnitee's term of directorship or office, as the case may be, or until the Indemnitee tenders his resignation in writing; provided, however, that nothing in this Agreement is intended to create a contract of employment.

     9.        CHOICE OF LAW.

     This Agreement shall be governed by and construed in accordance with the laws of the State of Tennessee.





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     10.       BINDING AGREEMENT.

     This Agreement shall be binding upon all successors and assigns of the Surviving Corporation (including any transferee of all or substantially all of its assets and any successor by merger or operation of law) and shall inure to the benefit of the heirs, personal representatives and estate of the Indemnitee.


     11.       SEVERABILITY.

     If any provision or provisions of this Agreement shall be held to be invalid, illegal or unenforceable for any reason whatsoever, (a) the validity, legality and enforceability of the remaining provisions of this Agreement (including without limitation, all portions of any section of this Agreement containing any such provisions held to be invalid, illegal or unenforceable, that are not by themselves invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby, and (b) to the fullest extent possible, the provisions of this Agreement (including, without limitation, all portions of any paragraph of this Agreement containing any such provision held to be invalid, illegal or unenforceable, that are not themselves invalid, illegal or unenforceable) shall be construed so as to give effect to the intent of the parties that the Surviving Corporation provide protection to the Indemnitee to the fullest enforceable extent.

     12.       HEADINGS.

     The headings have been inserted for convenience only and shall not be deemed to limit or otherwise affect any of the provisions of this Agreement.





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     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and signed as of the day and year first above written.



                                A+ COMMUNICATIONS INC.


                                By:
                                    --------------------------------
                                Title:  Vice President and Chief
                                        Financial Officer


ATTEST:





- --------------------------------
Secretary



                                        INDEMNITEE



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